Contacts:
            Community Central Bank Corp. - Ray Colonius - P:586 783-4500
            Marcotte Financial Relations - Mike Marcotte - P:248 656-3873

Community Central Bank Corporation Appoints
James T. Mestdagh to Serve on its Board                                     For Immediate Release

MOUNT CLEMENS, Mich., Oct. 26 2007 -- Community Central Bank Corporation (NGM:CCBD) today announced that James T. Mestdagh has been appointed to serve on its Board of Directors and the Board of Directors of its wholly-owned subsidiary, Community Central Bank, effective immediately.

David A. Widlak, President and CEO of both the holding company and the bank, commented that, "We are delighted to add James Mestdagh to our Board of Directors. He is a proven leader in the communities we serve. His experience and relationships will greatly assist in the expansion of the bank's penetration; and his guidance will be key in our future endeavors."

Mr. Mestdagh is the President and owner of Landquest Properties, Inc., a Michigan based real estate Company formed in 1993 which owns and/or operates over five hundred multi-family apartment units in Michigan and Ohio. Landquest Properties, Inc. also owns and/or operates five manufactured housing developments with over eight hundred developed home sites. In addition, Landquest has three hundred home sites under Greenfield development.

Mr. Mestdagh received his Bachelor's Degree in Business, Marketing and Management from Northwood University as well as Associate Degrees in Automotive Management and a Minor Degree in Accounting.

Mr. Mestdagh currently serves on the Board at the YMCA of Metro Detroit and University Liggett School in Grosse Pointe. He has served as Chairperson at St. John Hospital and is a past Director of the Board of Chateau Communities, Inc.

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates three full service facilities, in Mount Clemens, Rochester Hills and Grosse Pointe Farms, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area and Northwest Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual more

NEXT PAGE

Community Central Bank Corp.
Mestdagh Board Appointment

results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

###